MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421


                    Notice of Annual Meeting of Stockholders
                                  July 10, 2003


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Company"), a Delaware corporation, will be held on Thursday, July 10, 2003 at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

1. To elect five members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

3. To approve amendments to the Company's certificate of incorporation to effect a reverse stock split of the Company's Common Stock, pursuant to which any whole number of outstanding shares between, and including, two and four would be combined into one share of Common Stock and to authorize the Company's Board of Directors to select and file one such amendment.

4.   To transact other business properly coming before the meeting.

     Stockholders owning Company shares at the close of business on May 12, 2003 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                            By Order of the Board of Directors,


                                            Glenn E. Deegan, Esq.
                                            General Counsel and Secretary
Lexington, Massachusetts
June 9, 2003

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421


                                 PROXY STATEMENT


                         Annual Meeting of Stockholders
                                  July 10, 2003

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, July 10, 2003, and at any adjournment thereof.

     Stockholders of record at the close of business on May 12, 2003 will be entitled to vote at the meeting. On that date, 28,390,654 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003, the approval of amendments to the Company's certificate of incorporation to effect a reverse stock split, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 2002 is being mailed together with its Form 10-K for the year ended December 31, 2002 and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 9, 2003.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The five nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2. Because Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the effect of a negative vote on Proposal No. 3.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at five. The five Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2004 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors: Dr. John L. Zabriskie, Robert
J. DeLuccia, Dr. Michael A. Davis, Paul S. Echenberg and Peter G. Martin. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                                                 Year First
              Name                  Age       Became a Director              Position with Company
-------------------------------------------------------------------------------------------------------
John L. Zabriskie...................63              2000        Chairman of the Board of Directors
Robert J. DeLuccia..................57              2000        Vice Chairman of the Board of Directors
                                                                and Interim President & Chief Executive
                                                                Officer
Michael A.  Davis...................62              1997        Director
Paul S. Echenberg...................59              2000        Director
Peter G.  Martin....................54              1995        Director

     The Board of Directors held seven meetings during 2002. All of the Company's current Directors attended at least 75 percent of the 2002 meetings of the Board of Directors that they were eligible to attend and of those committees that they were eligible to attend.

     There are two standing committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Company does not have a nominating committee.

     Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by (i) reviewing the Company's financial results and recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness, quality and integrity of the Company's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Audit Committee met four times during 2002.

     Dr. Davis (Chairman) and Dr. Zabriskie serve on the Company's Compensation Committee. The Compensation Committee was established for the purposes of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met two times during 2002.

     In addition to the two standing committees, in April 2003 the Board of Directors established a Search Committee to identify and evaluate potential candidates to become the Company's Chief Executive Officer. The Company's former Chief Executive Officer, Robert J. Palmisano, resigned from the Company effective April 11, 2003 and the Board of Directors appointed Mr. DeLuccia to serve as interim President and Chief Executive Officer. Dr. Davis and Mr. DeLuccia serve as members of the Search Committee.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     JOHN L. ZABRISKIE, PH.D., has served as a Director of the Company since 2000 and was elected Chairman of the Board of Directors in 2001. Since 2001, he has been a co-founder and Director of Puretech Ventures, LLC. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with the Swedish pharmaceutical company Pharmacia, and became Chief Executive Officer of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of the following publicly traded companies: Array Biopharma (since 2001); Biosource International (since 2002); Cubist Pharmaceuticals, Inc. (since 1998); and Kellogg Company (since 1995). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     ROBERT J. DELUCCIA has served as a Director of the Company since 2000 and was elected Vice Chairman of the Board of Directors and Interim President and Chief Executive Officer in April 2003. Mr. DeLuccia is currently a director of IBEX Technologies, Inc., a publicly traded biotechnology company focused on the development and commercialization of proprietary biological markers for the diagnosis of disease, the monitoring of drug therapy and the development of unique drug treatments. From 1998 through 1999, Mr. DeLuccia was President and Chief Executive Officer and a director of Immunomedics, Inc., a publicly traded biotechnology company focused on diagnostic and therapeutic products for the detection and treatment of cancer and infectious diseases. From 1994 through 1997, Mr. DeLuccia was President of Sterling Winthrop Pharmaceuticals and Senior Vice President of Sanofi Winthrop, Inc., then the U.S. subsidiary of Sanofi (now Sanofi-Synthelabo), based in Paris, France. Sanofi Winthrop focused on a wide range of cardiovascular, thrombosis, rheumatoid arthritis, analgesics and oncology products as well as a full line of parenteral products in a proprietary drug delivery system. From 1984 through 1994, Mr. DeLuccia was also with Sterling Drug as a Vice President in a variety of marketing roles prior to the company's sale by Eastman Kodak to Sanofi. From 1974 through 1981, Mr. DeLuccia held sales, marketing and general management positions at Pfizer, Inc. Mr. DeLuccia holds both an M.B.A. and a B.S. in marketing from Iona College.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Company since 1997 and has provided medical and pharmaceutical consulting services to the Company since 1991. From May 2002 to February 2003, Dr. Davis served as Senior Vice President, Medical Affairs of MedEView, Inc., an Internet based medical information Company focused on the business to business (B2B) healthcare market. From May 2002 to May 2003, Dr. Davis also served as Visiting Scientist in the Department of Radiology at Massachusetts General Hospital and Visiting Professor of Radiology at Harvard Medical School. From 1980-2002, Dr. Davis was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at the University of Massachusetts Medical School. From 1982 to 1997, Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. From 1986 to 2002, he was Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He is also the Medical Director and a Director of E-Z-EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. In addition, from February to November 1999, he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. From February 1999 to March 2003, Dr. Davis served as a Director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     PAUL S. ECHENBERG has served as a Director of the Company since 2000. Since 1997, he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a director of the following publicly traded companies: E-Z-EM, Inc., a supplier of oral radiographic contrast media and medical devices and Benvest Capital Inc., a merchant bank that he founded. From 1989 through 1997, Mr. Echenberg was President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 he was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     PETER G. MARTIN has served as a Director of the Company since 1995. Since 1990, Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990, he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Company's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Company. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 1.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

                                  AMENDMENTS TO
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

OVERVIEW

     The Board of Directors of the Company (the "Board") has unanimously approved proposed amendments to the Company's certificate of incorporation to effect a reverse stock split of all outstanding shares of the Company's Common Stock at an exchange ratio ranging from one-to-two to one-to-four. The Board has deemed it advisable that these proposed amendments be presented to the stockholders of the Company for approval. You are now being asked to vote upon these amendments to the Company's certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of Common Stock between and including two and four, such number consisting only of whole shares, will be combined into one share of Common Stock. If proposal No. 3 is approved by the stockholders, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of MacroChem and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including two and four which will be combined into one share of Common Stock, at any time before the first anniversary of this annual meeting of stockholders. The Board believes that stockholder approval of these amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of MacroChem and its stockholders.

     The text of the forms of proposed amendments to the Company's certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and four would be combined into one share of Common Stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

     If approved by the stockholders, and following such approval the Board determines that effecting a reverse stock split is in the best interests of MacroChem and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of Common Stock.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, MacroChem is authorized to issue up to a total of 66,000,000 shares of capital stock, consisting of 6,000,000 shares of Preferred Stock and 60,000,000 shares of Common Stock. This amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 66,000,000, consisting of 6,000,000 shares of Preferred Stock and 60,000,000 shares of Common Stock. The par value of the Preferred Stock and Common Stock would remain unchanged at $0.01 per share.

     In addition to the 28,327,651 shares of Common Stock outstanding at May 1, 2003, the Board has reserved 3,567,580 shares for issuance upon exercise of options and rights, including options and rights granted under the Company's stock option plans, and up to approximately 735,540 shares of Common Stock which may be issued upon exercise of warrants. Except as described above, at present the Board has no other plans to issue the additional shares of Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow the Company to avoid having the Common Stock delisted from the Nasdaq National Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

     The Common Stock is quoted on the Nasdaq National Market. In order for the Common Stock to continue to be quoted on the Nasdaq National Market, the Company must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of the Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist the Common Stock from trading on the Nasdaq National Market. If the Common Stock were to be delisted, and the Common Stock does not qualify for trading on The Nasdaq SmallCap Market, the Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

     On November 11, 2002, the Company received a notification from Nasdaq indicating that, for the previous thirty consecutive trading days, the Company's common stock had not satisfied the minimum bid price requirement of $1.00 per share required for continued inclusion on the Nasdaq National Market. On April 29, 2003, the Company received a notification from Nasdaq indicating that the closing bid price of the Company's common stock had been at $1.00 per share or greater for at least ten consecutive trading days prior to May 12, 2003 and that, as a result, the Company had regained compliance with the minimum bid price requirement. On May 28, 2003, the closing price of the Company's Common Stock was $1.29.

     The Board expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock so that the Company is able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the reverse split will not rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of the Common Stock may vary based on other factors which are unrelated to the number of shares outstanding, including the Company's future performance.

     In addition, there can be no assurance that the Common Stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of the Common Stock remains in excess of $1.00. On March 31, 2003, the Company received a notification from Nasdaq indicating that, as of December 31, 2002, the Company's stockholders' equity did not comply with the minimum $10,000,000 stockholders' equity requirement for continued inclusion on the Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). Since receipt of such notification, the Company has been in communication with Nasdaq concerning this matter. However, on May 28, 2003, the Company received a further notification from Nasdaq indicating that as a result of continued non-compliance with this rule, the Company's Common Stock would be delisted from the Nasdaq National Market at the opening of business on June 6, 2003 unless the Company files a hearing request with the Nasdaq Listing Qualifications Panel before the end of business on June 4, 2003. The Company intends to file the request for a hearing to appeal the Nasdaq determination. There can be no assurance that the Company will be able to regain compliance. If the Company is unable to regain compliance, the Company will consider other potential actions, including applying to transfer its common stock to The Nasdaq Small Cap Market. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of the Common Stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

     The Board also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

     If the reverse stock split is approved by the Company's stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of MacroChem and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. If the Board determines to effect the reverse stock split, the Board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of the Common Stock.

     Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this Annual Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the amendments prior to the one year anniversary of this Annual Meeting of Stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of the Common Stock. However, the proposed reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests, except to the extent that the reverse split results in any of the stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

     The following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of each proposed reverse stock split based on 28,327,651 shares of our Common Stock outstanding as of May 1, 2003, without accounting for fractional shares which will be cancelled and paid for in cash:

                                                                 Approximate Shares of
Proposed Reverse              Approximate Shares of                 Common Stock to be
Stock Split Ratio       Common Shares to be Outstanding          Authorized but Unissued*
-----------------------------------------------------------------------------------------
one-for-two                        14,163,825                           45,836,175
one-for-three                       9,442,550                           50,557,450
one-for-four                        7,081,912                           52,918,088
-----------------------------------------------------------------------------------------

    *Depending upon the reverse stock split ratio, up to approximately 2,597,956 shares will be reserved for issuance pursuant to the outstanding options or warrants and for future issuances under the Company's equity incentive plans.

     Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in MacroChem (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's certificate of incorporation or bylaws.

     The proposed reverse stock split will reduce the number of shares of Common Stock available for issuance under the Company's 2001 Incentive Plan and 1994 Equity Incentive Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. There are also certain outstanding stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. None of the rights currently accruing to holders of our Common Stock, options or warrants would be affected by the reverse stock split.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of MacroChem who own "odd lots" of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq National Market under the symbol "MCHM" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

EFFECTIVE DATE

     The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Company's certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

     The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the "exchange agent."

     No fractional shares of Common Stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of Common Stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

     The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the proposed amendments to the Company's certificate of incorporation to effect the reverse split and the Company will not independently provide the stockholders with any such right.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the record date will be required to approve these amendments to the Company's certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of May 1, 2003, certain information concerning ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each of the Company's Directors, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" below and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address                                  Number of Shares
of Beneficial Owner (1)                          Beneficially Owned   Percentage of Class
-----------------------------------------------------------------------------------------
Peter G. Martin(2) .......................           118,938                 *
Michael A. Davis(2).......................           113,668                 *
Robert J. DeLuccia(2)(4)..................            75,268                 *
Paul S. Echenberg(2)......................            70,668                 *
John L. Zabriskie(2)......................           163,245                 *
Robert J. Palmisano(2)(3)(5)..............           797,189             2.81%
Bernard R. Patriacca(2)(3)................           174,052                 *
Melvin A. Snyder(2)(3)....................           281,362                 *
Thomas C.K. Chan(2)(3)....................           119,092                 *
Paul J. Schechter.........................                 -                 *
Dennis R. Fowler..........................                 -                 *
All Directors and Officers as a Group
    (11 persons) (2)(3)...................         1,913,482             6.75%
-----------------------------------------------------------------------------------------

* Less than one percent (1%).
(1) The address of Mr. Martin, Dr. Davis, Mr. DeLuccia, Mr. Echenberg, Dr. Zabriskie, Mr. Palmisano, Mr. Patriacca, Dr. Schechter, Mr. Snyder and Dr. Chan is c/o the Company, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(2) Includes the following numbers of shares issuable upon the exercise of stock options exercisable within 60 days: Mr. Martin-116,668; Dr. Davis-107,668; Mr. DeLuccia-66,668; Mr. Echenberg-66,668; Dr. Zabriskie-56,668; Mr. Palmisano-770,000; Mr. Patriacca-160,468; Mr. Snyder-272,434 and Dr. Chan-109,802.
(3) Does not include the following numbers of vested shares in the Company's 401(k) Plan contributed by the Company to match portions of cash contributions by the following Plan participants: Mr. Palmisano-12,189; Mr. Patriacca-8,584; Mr. Snyder-8,928 and Dr. Chan-9,290.
(4) Mr. DeLuccia was appointed Vice Chairman of the Board of Directors and Interim President and Chief Executive Officer effective April 10, 2003.
(5) Mr. Palmisano resigned as President and Chief Executive Officer and as a director of the Company effective April 11, 2003.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

         Name             Age    Position with Company
--------------------------------------------------------------------------------

Robert J. DeLuccia.........57    Interim President and Chief Executive Officer
Thomas C. K. Chan..........47    Vice President, Research and Development, Chief
                                 Technology Officer
Bernard R. Patriacca.......59    Vice President, Chief Financial Officer
Melvin A. Snyder...........60    Vice President, Market Development
Glenn E. Deegan............36    General Counsel and Secretary

     The following is a brief summary of the backgrounds of Dr. Chan, Mr. Patriacca, Mr. Snyder and Mr. Deegan. The background of the Company's other executive officer, Mr. DeLuccia, is summarized above.

     THOMAS C. K. CHAN, PH.D., has served as the Company's Vice President of Research and Development and Chief Technology Officer since April 2003. From September 2001 to April 2003, Dr. Chan served as the Company's Vice President of Research and Technology and from December 2000 until September 2001, he served as the Company's Senior Director of Preclinical Studies. From 1997 to 2000, he served as Senior Director of Pharmacology and Toxicology at EPIX Medical, Inc. From 1994 to 1997, he served as Director of Therapeutic Development at Creative BioMolecules, Inc. and from 1992 to 1993, Dr. Chan served as its Manager of Pharmacology and Toxicology. From 1990 to 1992, he served as Associate Director at the Purdue Cancer Center. Dr. Chan earned a B.Sc. in Biochemistry/ Microbiology and a doctorate in Pharmacology from the University of British Columbia. He then completed a fellowship in Hematology/Oncology at the UCSD Cancer Center in San Diego.

     BERNARD R. PATRIACCA, C.P.A., has served as the Company's Vice President, Chief Financial Officer and Treasurer since April 2001. From 1997 to 2001, he served as Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received a B.S. and an M.B.A. from Northeastern
University.

     MELVIN A. SNYDER, has served as the Company's Vice President for Market Development since October 2000. From June 1999 until October 2000, he served as a consultant to the Company in the area of business development. From 1998 until 1999, he was Vice President of Marketing and Business Development at Immunomedics and, between 1995 and 1998, he served as a consultant to several pharmaceutical companies including Immunomedics. Between 1975 and 1995, he was President of ProClinica Inc., a marketing communications and licensing-support company. Mr. Snyder holds a bachelor's degree from Lehigh University.

     GLENN E. DEEGAN, ESQ., has served as the Company's General Counsel and Secretary since June 2002. From June 2001 to June 2002, he served as the Company's Director of Legal Affairs. From September 1999 until May 2001, he served as Assistant General Counsel of Summit Technology, Inc. From 1993 until 1999, Mr. Deegan was engaged in the private practice of law in Boston at Holland & Knight LLP and at Nutter, McClennen & Fish, LLP. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Chan, Mr. Snyder and Dr. Paul Schechter, the Company's former Vice President of Drug Development and Regulatory Affairs, during each of the three fiscal years ended December 31, 2002, to Mr. Palmisano and Mr. Patriacca during each of the two fiscal years ended December 31, 2002 and to Dr. Dennis Fowler, the Company's former Vice President of Drug Development, during the fiscal year ended December 31, 2002:

                           SUMMARY COMPENSATION TABLE
                                                                                      Long Term
                                                   Annual Compensation          Compensation Awards
---------------------------------------------------------------------------------------------------------------------

                                                                Other Annual    Securities Underlying     All Other
Name and Principal                        Salary      Bonus     Compensation           Options          Compensation
Position                     Year            $          $           $(1)                  #                 $(2)
---------------------------------------------------------------------------------------------------------------------

Robert J. Palmisano(3)        2002        375,950      -----       13,032                290,000          5,500
    President, Chief          2001(4)     265,561    122,822        8,952              1,000,000          -----
    Executive Officer

Bernard R. Patriacca          2002        185,000      -----        1,032                125,000          5,500
    Vice President, Chief     2001(5)     113,808      -----          452                178,200         ------
    Financial Officer and
    Treasurer

Thomas C.K. Chan              2002        177,725      -----          360                120,000          5,332
    Vice President, Research  2001(6)     148,917      -----          158                104,700          4,289
    & Development and         2000         11,875      -----        -----                  -----          -----
    Chief Technology Officer

Melvin A. Snyder              2002        194,250      -----        1,584                125,000          5,160
    Vice President, Market    2001        185,000      -----          598                184,100          3,870
    Development               2000(7)     151,200      -----        -----                  -----          -----

Paul J. Schechter             2002(8)      91,126      -----          792                  -----          1,833
    Vice President,           2001        217,000      -----        1,007                 60,400          5,250
    Drug Development          2000        203,333      -----          753                  -----          5,250
    & Regulatory Affairs

Dennis R. Fowler              2002(9)     108,519     20,000          430                150,000          -----
    Vice President,
    Drug Development

---------------------------------------------------------------------------------------------------------------------

(1) Includes amounts paid for taxable group term life insurance. Also includes for Mr. Palmisano a monthly automobile allowance of $1,000.
(2) Represents the dollar value of Company contributions to the Company's 401(k) Retirement Plan, which are made in its common stock.
(3) Mr. Palmisano resigned as President and Chief Executive Officer and as a director of the Company effective April 11, 2003.
(4)  Mr. Palmisano's employment commenced on April 9, 2001.
(5)  Mr. Patriacca's employment commenced on April 23, 2001.
(6) Dr. Chan was appointed Vice President, Research and Technology on September 24, 2001.
(7) Mr. Snyder's employment commenced on October 1, 2000. Of his total salary in 2000, $105,000 related to a consulting contract.
(8)  Dr. Schechter's employment terminated on April 30, 2002.
(9) Dr. Fowler's employment commenced on June 3, 2002 and terminated on November 22, 2002.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 2002 to Mr. Palmisano, Mr. Patriacca, Mr. Snyder, Dr. Chan and Dr. Fowler:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                                                                                          Potential
                                                                                         Realizable
                                                                                            Value
                                                                                          at Assumed
                                                                                         Annual Rates
                         Number of     % of Total                                       of Stock Price
                        Securities      Options      Exercise                          Appreciation for
                        Underlying     Granted to     or Base                            Option Term
                          Options     Employees in    Price       Expiration           5%           10%
   Name                 Granted (#)    Fiscal Year    ($/Sh)        Date              ($)          ($)
   ----------------------------------------------------------------------------------------------------------
Robert J. Palmisano      90,000 (1)       8.8          1.82        06/27/12         103,013      261,055
Robert J. Palmisano     200,000 (1)      19.6          0.63        11/20/12          79,241      200,812
Thomas C.K. Chan         20,000 (2)       2.0          1.82        06/27/12          22,892       58,012
Thomas C.K. Chan        100,000 (2)       9.8          0.63        11/20/12          39,620      100,406
Bernard R. Patriacca     25,000 (3)       2.5          1.82        06/27/12          28,615       72,515
Bernard R. Patriacca    100,000 (3)       9.8          0.63        11/20/12          39,620      100,406
Melvin A. Snyder         25,000 (4)       2.5          1.82        06/27/12          28,615       72,515
Melvin A. Snyder        100,000 (4)       9.8          0.63        11/20/12          39,620      100,406
Paul J. Schechter          0                0             0           N/A               ---          ---
Dennis R. Fowler        150,000 (5)      14.7          2.11        06/03/12         199,045      504,419
-------------------------------------------------------------------------------------------------------------

(1) A portion of the options granted to Mr. Palmisano were granted in June 2002 at an exercise price of $1.82 per share. The options were to expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Mr. Palmisano were granted in November 2002 at an exercise price of $0.63 per share. The options were to expire ten years from the date of grant and vest 50% after six months and the remaining 50% on the one year anniversary of the date of grant. All of the options granted to Mr. Palmisano in 2002 were cancelled effective April 11, 2003.
(2) A portion of the options granted to Dr. Chan were granted in June 2002 at an exercise price of $1.82 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Dr. Chan were granted in November 2002 at an exercise price of $0.63 per share. The options expire ten years from the date of grant and vest 50% after six months and the remaining 50% on the one year anniversary of the date of grant.
(3) A portion of the options granted to Mr. Patriacca were granted in June 2002 at an exercise price of $1.82 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Mr. Patriacca were granted in November 2002 at an exercise price of $0.63 per share. The options expire ten years from the date of grant and vest 50% after six months and the remaining 50% on the one year anniversary of the date of grant.
(4) A portion of the options granted to Mr. Snyder were granted in June 2002 at an exercise price of $1.82 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Mr. Snyder were granted in November 2002 at an exercise price of $0.63 per share. The options expire ten years from the date of grant and vest 50% after six months and the remaining 50% on the one year anniversary of the date of grant.
(5) The options granted to Dr. Fowler were granted in June 2002 at an exercise price of $2.11 per share. The options were to expire ten years from the date of grant and vest over the next three years. The options were cancelled effective November 22, 2002.

     The following table provides information concerning option exercises during the fiscal year ended December 31, 2002 and unexercised options held by Mr. Palmisano, Mr. Patriacca, Mr. Snyder, Dr. Chan, Dr. Schechter and Dr. Fowler as of December 31, 2002:

                 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       Number of Securities   Value of Unexercised
                                                                      Underlying Unexercised      In-The-Money
                             Shares Acquired         Value                  Options at             Options at
                             On Exercise (#)     Realized ($)            Fiscal Year-End #    Fiscal Year-End $(1)
----------------------------------------------------------------------------------------------------------------------
                                                                           Exercisable/           Exercisable/
Name                                                                       Unexercisable          Unexercisable
----------------------------------------------------------------------------------------------------------------------
Robert J. Palmisano(2)              0                 0                  770,000/520,000              NA/NA
Bernard R. Patriacca                0                 0                   59,401/243,799              NA/NA
Melvin Snyder                       0                 0                  214,100/125,000              NA/NA
Thomas C.K. Chan                    0                 0                   51,568/173,132              NA/NA
Paul J. Schechter (3)               0                 0                            NA/NA              NA/NA
Dennis R. Fowler (4)                0                 0                            NA/NA              NA/NA
----------------------------------------------------------------------------------------------------------------------

(1) The value of Mr. Palmisano's, Mr. Patriacca's, Mr. Snyder's and Dr. Chan's in-the-money unexercised options at the end of fiscal year ended December 31, 2002 was determined by multiplying the number of options held by the difference between the market price of Common Stock underlying the options on December 31, 2002 ($0.51 per share) and the exercise price of the options granted.
(2) Mr. Palmisano resigned as President and Chief Executive Officer and as a director of the Company effective April 11, 2003. The 520,000 unexercisable options listed in the table as of December 31, 2002 were cancelled as of April 11, 2003,
(3) All of Dr. Schechter's outstanding options were cancelled as of October 30, 2002.
(4) All of Dr. Fowler's outstanding options were cancelled as of November 22, 2002.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Company receives compensation of $12,000 annually, $1,000 per regular meeting attended for the chairman of each committee, $1,000 per regular meeting attended, $500 for each special, telephone or committee meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. During 2002, ten-year stock options were granted to non-employee Directors as follows: Dr. Davis, Mr. Martin, Mr. DeLuccia, Mr. Echenberg and Dr. Zabriskie each received 10,000 options exercisable at $1.82 per share, vesting over the next three years from grant date of June 27, 2002. Also during 2002, Dr. Davis, Mr. Martin, Mr. DeLuccia, Mr. Echenberg and Dr. Zabriskie were each granted 1,000 shares of common stock for Director's services rendered from July through December 2001.

     During 2002, the Company paid Dr. Davis $50,000 for medical and pharmaceutical consulting services. Dr. Davis' consulting agreement with the Company has been terminated effective as of March 31, 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In May 2000, the Company's Board of Directors voted to pay Alvin J. Karloff, the Company's former Chief Executive Officer, a bonus of $75,000 upon the earlier of payment of a bonus to a new Chief Executive Officer or the signing of a License Agreement by the Company for one of its products. During 2002, the bonus to Mr. Karloff was paid because of the bonus payment made to Mr. Palmisano.

     The Company had entered into an employment agreement of indefinite length effective as of November 1, 1992 with Mr. Karloff. Mr. Karloff resigned his employment with the Company effective as of April 30, 2001. During 2002, Mr. Karloff received severance payments totaling $121,194 pursuant to the employment agreement.

     The Company had entered into an employment agreement of indefinite length effective as of April 9, 2001 with Mr. Palmisano. During 2002, the agreement provided for annual compensation of $375,950. The agreement also provided for a monthly automobile allowance of $1,000 net of taxes. In addition, the agreement precludes him from competing with the Company during his employment and for a period of one year thereafter, and from disclosing confidential information. Mr. Palmisano resigned his employment with the Company effective as of April 11, 2003.

     The Company has entered into an employment agreement of indefinite length effective as of September 24, 2001 with Thomas C.K. Chan. The agreement, as modified by the Severance Agreement between Dr. Chan and the Company dated as of October 25, 2002, currently provides for annual compensation of $177,725 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Chan from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of April 23, 2001 with Bernard Patriacca. The agreement, as modified by the Severance Agreement between Mr. Patriacca and the Company dated as of October 25, 2002, currently provides for annual compensation of $185,000 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Patriacca from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of October 1, 2000 with Mel Snyder. The agreement currently provides for annual compensation of $194,250 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Snyder from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company had entered into an employment agreement of indefinite length effective as of June 8, 1999 with Dr. Schechter. Dr. Schechter resigned his employment with the Company effective as of April 30, 2002. During 2002, Dr. Schechter received salary totaling $91,126 pursuant to the employment agreement.

     The Company had entered into an employment agreement of indefinite length effective as of June 3, 2002 with Dr. Fowler. Dr. Fowler's employment with the Company terminated effective as of November 22, 2002. During 2002, Dr. Fowler received salary, including bonus and vacation, totaling $109,769 and severance payments totaling $18,750 pursuant to the employment agreement.

     The Company has entered into Severance Agreements with Mr. Patriacca and Dr. Chan dated as of October 25, 2002. The Severance Agreements extend the severance periods from 6 months to 12 months in the event of termination under certain circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Davis (Chairman) and Dr. Zabriskie.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Davis (Chairman) and Dr. Zabriskie. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 2002.

     The primary goals of the Company's executive compensation program administered by the Compensation Committee are to attract, retain and motivate superior executives and to compensate these executives in a manner that both recognizes their individual performance and aligns their interests with the interests of MacroChem's stockholders. The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

COMPONENTS OF EXECUTIVE COMPENSATION

     For 2002, the executive compensation program consisted of two principal components: base salary and stock options. The level and mix of each of these components was determined on a case-by-case basis without reference to specific criteria or formulas.

     BASE SALARY. During 2002, Dr. Chan, Mr. Patriacca and Mr. Snyder were parties to employment contracts with the Company described elsewhere in the Proxy Statement. The initial base salary compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     In determining the ongoing base salary of each executive, the Compensation Committee takes into account (i) the executive's individual performance and contribution to the management team; (ii) the performance of MacroChem over the evaluation period by reference to corporate objectives jointly formulated by the Chief Executive Officer and the officers; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee takes into account all components of an executive officer's compensation package. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts in reaching its determinations.

     STOCK OPTIONS. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of the MacroChem's stock and executive compensation and that this method of compensation allows MacroChem to conserve cash resources.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts, in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant.

CEO COMPENSATION

     The compensation for Mr. Palmisano, who served as Chief Executive Officer for all of 2002, results from his employment agreement and his participation in the executive compensation program described in this report. The Committee applied the principals outlined above in establishing Mr. Palmisano's compensation in the same manner as they were applied to other executives of the Company. In addition to the factors described above for all executives, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the Chief Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the Chief Executive Officer.


     The Company had entered into an employment agreement of indefinite length effective as of April 9, 2001 with Mr. Palmisano. As an inducement for Mr. Palmisano to join the Company, the agreement provided for the grant of options to purchase 1,000,000 shares of the Company's stock at an exercise price equal to the market price on the date of the grant. During 2002, the agreement provided for an annual base salary at a rate of $375,950. The agreement also provided for a monthly automobile allowance of $1,000 net of taxes. Mr. Palmisano did not receive a bonus for 2002. Mr. Palmisano resigned his employment with the Company effective April 11, 2003.


Dated:  June 9, 2003                                  COMPENSATION COMMITTEE

                                                      Dr. Michael A. Davis
                                                      Dr. John L. Zabriskie

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1997 through December 31, 2002 with similar investments in the Nasdaq Stock Market (U.S.) Index of companies and a New Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Bentley Pharmaceuticals, Inc. The New Peer Group replaces the Old Peer Group used in the Company's Proxy Statement for the Annual Meeting of Stockholders held in 2002: Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Zonagen, Inc. Bentley Pharmaceuticals, Inc. has been added because it more closely resembles the Company in size, focus and character of its activities. Zonagen, Inc. has been deleted because it bears less of a resemblance to the Company in size, focus and character of its activities.


                                               Cumulative Total Return
                            --------------------------------------------------------------------------
                                12/97        12/98       12/99      12/00       12/01        12/02

MACROCHEM CORPORATION          $100.00      $ 92.47     $ 45.90    $ 28.09     $ 33.42      $ 5.60
NASDA STOCK MARKET (U.S.)      $100.00      $140.99     $261.48    $157.40     $124.87      $86.38
NEW PEER GROUP (1)             $100.00      $ 30.53     $ 45.51    $ 54.36     $ 63.14      $38.16
OLD PEER GROUP (2)             $100.00      $ 54.56     $ 33.96    $ 38.70     $ 44.81      $20.92
________________________________

(1)  New Peer Group Companies:  Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Bentley Pharmaceuticals, Inc.
(2)  Old Peer Group Companies:  Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Zonagen, Inc.

                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of three directors, Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg, all of whom are independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(14). The responsibilities of the Audit Committee are
(i) to review with management and the independent auditors the scope and results of any and all audits, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of MacroChem's financial statements, and any comments by the independent auditors on MacroChem's policies and procedures with respect to internal accounting, auditing and financial controls and (ii) to make recommendations to the board of directors on the engagement of the independent auditors. The Board of Directors has adopted a written charter of the Audit Committee.

     Consistent with its duties, the Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2002. Deloitte & Touche LLP issued their unqualified report dated March 7, 2003 (except to Note 8, which is dated March 18, 2003) on MacroChem's financial statements.

     The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has discussed with Deloitte & Touche LLP its independence as an auditor. The Audit Committee has also considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with its independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that MacroChem's audited financial statements for the year ended December 31, 2002 be included in the Annual Report on Form 10-K for the fiscal year then ended.


Dated:  June 9, 2003                                 Audit Committee

                                                     Peter G. Martin
                                                     Dr. Michael A. Davis
                                                     Paul S. Echenberg

                             AUDIT AND RELATED FEES

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $83,900.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

ALL OTHER FEES

     There were no fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2002.

     The Audit Committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the principal accountant's independence.

                          NO INCORPORATION BY REFERENCE

     In the Company's filings with the SEC, information is sometimes "incorporated by reference". This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Report of Compensation Committee, the Performance Graph of this Proxy Statement and the Report of Audit Committee specifically are not incorporated by reference into any other filings with the SEC.

     This Proxy Statement is sent to you as part of the proxy materials for the 2003 Annual Meeting of Stockholders. You may not consider this Proxy Statement as material for soliciting the purchase or sale of the Company's Common Stock.

                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2004, the Company must receive them on or before February 10, 2004. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's Bylaws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2004, other than one that will be included in the proxy materials, must notify the Company no earlier than April 11, 2004 and no later than May 11, 2004. If a stockholder who wishes to present a proposal fails to notify the Company by May 11, 2004, any proxy that management solicits for the Annual Meeting in 2004 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 2002 and 2001 and each year in the three-year period ended December 31, 2002 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2002 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with.

                                  MISCELLANEOUS

     Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, exclusive of exhibits, is available without charge upon written request to: MacroChem Corporation, 110 Hartwell Avenue, Lexington, Massachusetts 02421, Attention: Director, Investor Relations.

                                       By Order of the Board of Directors,


Lexington, Massachusetts               Glenn E. Deegan, Esq.
June 9, 2003                           General Counsel and Secretary

MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      Appendix A

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              MACROCHEM CORPORATION

     MacroChem Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:   The name of the Corporation is MacroChem Corporation

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 15, 1992.

     THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution setting forth a proposed amendment to the Corporation's Certificate of Incorporation.

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was ____________ shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of the Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     FIFTH: Accordingly, upon the effectiveness hereof, paragraph 4 of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

"The total number of shares of stock which the corporation shall have authority to issue is sixty-six million (66,000,000) shares, 60,000,000 of which shall be Common Stock, of the par value of One Cent ($.01) per share; 6,000,000 of which shall be Preferred Stock, of the par value of One Cent ($.01) per share, 500,000 of which shall be designated as "Series A Convertible Preferred Stock", of the par value of One Cent ($.01), amounting in the aggregate to Six Hundred Sixty Thousand and 00/100 Dollars ($660,000.00). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [ ** ] shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the NASDAQ National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Additional designations and powers, preferences and rights and qualifications, limitations or restrictions thereof of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time."

     IN WITNESS WHEREOF, MacroChem Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this ____ day of ______ 200__ .


MACROCHEM CORPORATION
By:


--------------------------
Robert J. DeLuccia
Interim President and Chief Executive Officer


--------
[*By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and four (4) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.]

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421
                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 10, 2003
                    ----------------------------------------

     The undersigned hereby appoints Robert J. DeLuccia and Bernard R. Patriacca, or either of them, with power of substitution to each, proxies to vote at the Annual Meeting of Stockholders of MacroChem Corporation, to be held on Thursday, July 10, 2003 at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts, at 10:00 a.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of MacroChem Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, this proxy will be voted FOR all nominees and FOR Proposal Nos. 2 and 3 as more specifically described in the proxy statement.

1.    Election of Directors:             FOR all nominees        _____
                                         AGAINST all nominees    _____

      The undersigned hereby GRANTS authority to elect the following nominees as Directors. Instruction: To withhold authority to vote for any individual nominee, draw a line through that nominee's name.

         Nominee:   John L. Zabriskie
                    Peter G. Martin
                    Michael A. Davis
                    Robert J. DeLuccia
                    Paul S. Echenberg

2. To ratify the appointment of Deloitte & Touche LLP, as independent auditors for the Corporation for the fiscal year ending December 31, 2003.

      FOR _____          AGAINST _____           ABSTAIN _____

3. To approve amendments to the Company's certificate of incorporation to effect a reverse stock split of the Company's Common Stock, pursuant to which any whole number of outstanding shares between, and including, two and four would be combined into one share of Common Stock and to authorize the Company's Board of Directors to select and file one such amendment.

      FOR _____          AGAINST _____           ABSTAIN _____

4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

Please check box at right if you plan to attend meeting in person.  _____

SIGNATURE
Title (if any)______________________________________________DATE______________

SIGNATURE
Title (if any)______________________________________________DATE______________

NOTE: Please sign exactly as name appears on this card. All joint owners should sign. When signing as executor, attorney, administrator or guardian or as a custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate signer's office. If a partnership, sign in the partnership name.